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Exhibit 21.1

List of Subsidiaries

Subsidiary*		Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
1.	LPL Holdings, Inc.**	Massachusetts	LPL
2.	PTC Holdings, Inc.**	Ohio	PTC
3.	The Private Trust Company, N.A.	United States	PTC
4.	LPL Financial Corporation	California	LPL, LPL Financial
5.	Independent Advisers Group Corporation	Delaware	IAG
6.	UVEST Financial Services Group, Inc.	North Carolina	UVEST
7.	LPL Insurance Associates, Inc.	Delaware	LPL, LPL Financial
8.	LPL Independent Advisor Services Group LLC**	Delaware	LPL, LPL Financial
9.	Mutual Service Corporation	Michigan	MSC
10.	Waterstone Financial Group, Inc.	Illinois	Waterstone
11.	Associated Financial Group, Inc.	California	Associated, AFG
12.	Mutual Services Mortgage, LLC	Delaware	MSC
13.	MSC Insurance & Securities, Inc.	Arizona	MSC
14.	Mutual Service Corporation	Nevada	MSC
15.	Associated Securities Corp.	California	Associated Securities, ASC
16.	Associated Planners Investment Advisory, Inc.	California	Associated

*
All subsidiaries are wholly owned, directly or indirectly, by the Registrant.

**
Holding companies.

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  Exhibit 21.1
List of Subsidiaries